Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS:	Mike McMahon
Redwood Trust, Inc.		(415) 384-3805
Monday, November 16, 2009
Martin S. Hughes
(415) 389-7373

REDWOOD TRUST ANNOUNCES APPOINTMENT OF DIANE L. MERDIAN AS CFO AND
ELECTION OF JEFFREY T. PERO TO THE BOARD OF DIRECTORS

MILL VALLEY, CA – Monday, November 16, 2009 – Redwood Trust, Inc. (NYSE:RWT) today announced that Diane L. Merdian has been appointed to serve as Chief Financial Officer commencing March 2010 and that Jeffrey T. Pero has been elected to the Board of Directors.  Concurrent with Ms. Merdian’s appointment as Chief Financial Officer, she has resigned from her position as a member of the Board of Directors. Mr. Martin S. Hughes, who currently serves as President, Co-Chief Operating Officer, and Chief Financial Officer, will continue to serve as Chief Financial Officer until Ms. Merdian commences her employment as Chief Financial Officer in March 2010, and will continue to serve as President and Co-Chief Operating Officer thereafter.

Ms. Merdian retired in 2008 from a 24-year career as an equity research analyst focused on the banking sector. From 2003 to April 2008, Ms. Merdian was bank strategist and senior bank research analyst of Keefe, Bruyette & Woods, where she was a Managing Director.  Ms. Merdian was a Managing Director at Morgan Stanley where she headed bank equity research for 2000 through 2001 and she was a Managing Director at Montgomery Securities where she headed bank equity research from 1995 to 2000. Ms Merdian was also a securities analyst specializing in financial institutions at Wellington Management, Smith Barney, and Salomon Brothers where she started in 1984. Prior to becoming an equity analyst, Ms. Merdian was an economic research associate on the monetary policy team for the Federal Reserve Bank of Kansas City from 1981 to 1983. Ms. Merdian holds a B.A. in Economics, with highest distinction, from the University of Kansas, where she was elected Phi Beta Kappa. Ms. Merdian was elected to the Board of Directors of Redwood Trust in August 2008.

Jeffrey T. Pero has been elected to the Board of Directors as a Class I director, with a term expiring in 2010, to fill the vacancy on the Board of Directors created by the resignation of Ms. Merdian.  Mr. Pero will serve on the Governance and Nominating Committee and the Compensation Committee of the Board of Directors.   Mr. Pero was a partner in the international law firm of Latham & Watkins LLP for more than 23 years until his retirement in October 2009. Mr. Pero’s practice at Latham & Watkins LLP focused on advising clients regarding corporate governance matters, debt and equity financings, mergers and acquisitions, and compliance with U.S. securities laws. Mr. Pero holds a B.A. from the University of Notre Dame and a J.D. from New York University School of Law.

For more information about Redwood Trust, Inc., please visit our website at: www.redwoodtrust.com.